EXHIBIT 10.1

JON BARNES
VICE PRESIDENT OF
MARKETING AND SALES

                        April 1, 2004

Mr. Randy Ruhlman
Ruhlman Motor Sports
2403 Deer Track Lane
Greensboro, NC 27455

Hi Randy:

I’d like to tell you how pleased we are to return as your primary sponsor for the Trans-Am Series in 2004. The car continues to provide incredible name recognition and heightened visibility for both PLP® and the COYOTE® Closure series of fiber optic closure products. We’re eager to see what the season holds for you!

As we discussed, PLP is committed to paying a sponsorship fee of $658,000 for the 2004 season to Ruhlman Motorsports. I know of no other practical method to reach and partner with our customers in such an exciting, but cost effective, manner.

Enclosed is the first payment of $300,000 to be credited towards the 2004 sponsorship fee. The payment schedule for the remainder of the 2003 fee is as follows:

April 2004 — $158,000

May 2004 — $100,000
June 2004 — $100,000

Randy, we look forward to employing this unique venue as an exciting way to build stronger relationships with many of our key customers. We also hope to use the small group approach again this year. Clearly, these smaller, more self-contained events make a tremendous impression on a group of customers. There is nothing more exciting than a “behind the scenes” view of a professional sporting event. This, coupled with the generous helping of special attention the customers receive from you and Cristi, goes a long way in building and strengthening customer relationships. We truly appreciate your efforts and warm hospitality.

We look forward to working with you and Cristi, and your team this season.

Best regards,

Jon Barnes

RJB:jkj

cc: J. R. Ruhlman, R. G. Ruhlman

bcc: E. R. Graef, W. H. Haag